UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                               Commission File Number:  0-1160


                          The Providence Gas Company
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            (Exact name of registrant as specified in its charter)


          100 Weybosset Street, Providence, RI 02903, (401) 272-5040
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    First Mortgage Bonds, Series T, 6.50%
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           (Title of each class of securities covered by this Form)


                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   |X|         Rule 12h-3(b)(1)(i)     |_|
             Rule 12g-4(a)(1)(ii)  |_|         Rule 12h-3(b)(1)(ii)    |_|
             Rule 12g-4(a)(2)(i)   |_|         Rule 12h-3(b)(2)(i)     |_|
             Rule 12g-4(a)(2)(ii)  |_|         Rule 12h-3(b)(2)(ii)    |_|
                                               Rule 15d-6              |_|

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Union Company, as successor by merger to The Providence Gas Company, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 SOUTHERN UNION COMPANY, as successor by merger to The Providence Gas Company

Date:    October 18, 2000        By:   /s/   Ronald J. Endres
                                      ------------------------------------------
                                      Name:  Ronald J. Endres
                                      Title: Executive Vice President and
                                             Chief Financial Officer